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                                                                     EXHIBIT 4.1

                                  PUT AGREEMENT

      This PUT AGREEMENT ("PUT AGREEMENT") is made as of April 19, 2005, by and among OmniVision Technologies, Inc., a Delaware corporation ("OMNIVISION"), and the undersigned holders (each a "HOLDER," and collectively, the "HOLDERS") of the capital stock or options or warrants to purchase the capital stock of CDM Optics, Inc., a Delaware corporation ("CDM"). Any terms not otherwise defined in this Put Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

                                    RECITALS

            (a) Effective as of the date hereof, Ski-Jump Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of OmniVision is merging with and into CDM (the "MERGER"), pursuant to the Agreement and Plan of Merger, dated as of March 25, 2005, by and among OmniVision, CDM, Ski-Jump Acquisition Corp. and the other parties thereto (the "MERGER AGREEMENT").

            (b) By virtue of the Merger, each share of CDM Common Stock outstanding at the Effective Time, other than Dissenting Shares, and each option and warrant to purchase shares of CDM Common Stock outstanding at the Effective Time will be converted into the right to receive cash and shares of OmniVision Common Stock, all in accordance with the terms and conditions of the Merger Agreement.

            (c) As an inducement to CDM and certain stockholders of CDM to enter into the Merger Agreement and consummate the transactions contemplated therein, OmniVision has agreed to grant each Holder, on the terms and subject to the conditions set forth herein, the right to require OmniVision to purchase shares of OmniVision Common Stock initially issued to such Holder as Initial Stock Consideration in the Merger (including any shares issued for any stock dividends, combinations, forward or reverse stock splits, recapitalizations and the like with respect to such shares occurring after the Effective Time) and not previously pledged, transferred, sold, assigned or otherwise encumbered (including any transfer by operation of law, but excluding by will or by the laws of intestacy) by such Holder (the "PUT SHARES").

                                    AGREEMENT

      In consideration of the foregoing and the respective covenants and agreements set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

      1. GRANT OF PUT RIGHT. Subject to the terms and conditions hereof, OmniVision grants to each Holder the non-transferable (except as set forth below) right (but not obligation) commencing at the Put Effective Date (as defined below), should it occur, and terminating at the Put Termination Date (as defined below) to require OmniVision to repurchase (as soon as practicable following OmniVision's receipt of a Put Notice (as defined below) as is permitted by applicable laws, rules and regulations and OmniVision's internal policies generally applicable to all of its employees and directors, including, without limitation, federal and state securities laws, rules and regulations promulgated thereunder and any rules and regulations of NASDAQ or such other market, exchange or quotation system as OmniVision may then be subject

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(collectively "PUT APPLICABLE LAWS")) from such Holder, at a price per share equal to 140% of the Closing Stock Price (as adjusted for any stock dividends, combinations, forward or reverse stock splits, recapitalizations and the like with respect to such shares occurring after the Effective Time) (the "PUT PRICE"), any Put Shares then held by such Holder (the "PUT RIGHT"). The Put Right is personal to each Holder and is not assignable or transferable, except that the Put Right may be transferred in connection with and to the extent of any transfer of Put Shares by will or the laws of intestacy to a transferee, provided that any such transferee shall be bound by the terms and conditions of this Put Agreement with respect to the Put Right as if such transferee were a Holder hereunder. For the purposes of this Put Agreement, the term "PUT EFFECTIVE DATE" means the earlier of (i) the second anniversary of the Closing Date and (ii) the date on which the Milestone Event occurs, provided that if at any time following the Effective Time, the last reported trade price at the close of the regular trading day (excluding after hours and extended trading periods) of OmniVision Common Stock as quoted on the NASDAQ Stock Market (or other principal exchange or market on which OmniVision Common Stock may be listed from time-to-time after the Closing Date) has equaled or exceeded 140% of the Closing Stock Price (as adjusted for any stock dividends, combinations, forward or reverse stock splits, recapitalizations and the like with respect to such shares occurring after the Effective Time) on at least ten (10) consecutive trading days during which OmniVision has maintained an effective Registration Statement covering the Put Shares (provided that the Registration Statement need not be effective during such ten (10) consecutive trading day period if the disposition of the Put Shares is exempt from registration under the Securities Act during such period or if OmniVision is entitled to withdraw the Registration Statement in accordance with the terms of Section 2.1 of the Registration Rights Agreement), then such Put Right shall never become effective and shall be null and void (except with respect to the Contingent Shares as expressly provided in the third to last sentence of this Section 1). For the purposes of this Put Agreement, the term "PUT TERMINATION DATE" means the earlier to occur of (i) 5:00 P.M. Eastern Time on the tenth consecutive trading day during which OmniVision has maintained an effective Registration Statement covering the Put Shares (provided that the Registration Statement need not be effective during such ten (10) consecutive trading day period if the disposition of the Put Shares is exempt from registration under the Securities Act during such period or if OmniVision is entitled to withdraw the Registration Statement in accordance with the terms of Section 2.1 of the Registration Rights Agreement), on which the last reported trade price at the close of the regular trading day (excluding after hours and extended trading periods) of OmniVision Common Stock as quoted on the NASDAQ Stock Market (or other principal exchange or market on which OmniVision Common Stock may then be listed) equals or exceeds 140% of the Closing Stock Price (as adjusted for any stock dividends, combinations, forward or reverse stock splits, recapitalizations and the like with respect to such shares occurring after the Effective Time) (the "TRADING EVENT DATE") and (ii) 5:00 P.M. Eastern Time on the second anniversary of the Put Effective Date. Notwithstanding the foregoing, if the Trading Event Date occurs prior to the date when OmniVision has transferred all Contingent Shares to the Holders, the Put Right solely with respect to Contingent Shares actually issued to the Holders shall be effective for twenty (20) business days following the date on which OmniVision has issued to the Holders all Contingent Shares that are required pursuant to the Merger Agreement to be issued to the Holders immediately following the expiration of the eighteen-month period following the Effective Time. The Put Right with respect to Contingent Shares shall terminate and be null and void with respect to Contingent Shares immediately following the twenty (20) business day period set forth in the preceding sentence. No Holder shall be entitled to exercise the Put Right

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with respect to Contingent Shares during the Escrow Period (unless such
Contingent Shares are issued pursuant to Section 12.3(g) of the Merger Agreement prior to the expiration of such Escrow Period in which case the Holders of such released Contingent Shares shall be entitled to exercise the Put Right with respect to such released Contingent Shares during the Escrow Period subject to the terms and conditions set forth in this Put Agreement) or with respect to Contingent Shares that are not issued or are otherwise retained by OmniVision to satisfy Damages incurred by OmniVision Indemnified Persons.

      2. EXERCISE OF PUT. Subject to the terms and conditions hereof, a Holder may exercise the Put Right with respect to all or part of his, its or her Put Shares by delivering a written notice to OmniVision in the form attached hereto as Exhibit A, duly executed by such Holder requesting that OmniVision purchase the specified number of Put Shares at the Put Price (the "PUT NOTICE"). The Put Notice, except as otherwise specifically set forth herein, shall be irrevocable by the Holder once delivered to OmniVision and to be effective must contain representations and warranties of the Holder that (i) the Put Shares with respect to which the Put Right is being exercised are owned by such Holder; (ii) such Put Shares were originally issued to such Holder as Initial Stock Consideration in the Merger (including any shares issued for any stock dividends, combinations, forward or reverse stock splits, recapitalizations and the like with respect to such shares occurring after the Effective Time) and have not been previously pledged, sold, assigned, transferred or otherwise encumbered (including any transfer by operation of law, but excluding by will or by the laws of intestacy) by such Holder; and (iii) such Holder has all necessary legal authority and capacity to individually exercise the Put Right with respect to such Put Shares and no additional consents or authorizations are necessary on the part of the Holder to exercise such Put Right.

      3. CLOSING. Subject to the provisions of this Section 3 and Section 4 of this Put Agreement, closing of each purchase by OmniVision upon exercise of a Put Right under this Put Agreement (the "PUT CLOSING") shall occur on or before fifteen (15) business days following the delivery of one or more Put Notices to OmniVision by one (1) or more Holders covering, either individually or in the aggregate, at least 10% of the then outstanding Put Shares held by all Holders. At least ten (10) business days prior to the date of Put Closing, and as a condition thereto, the Holder shall deliver to OmniVision the certificate or certificates evidencing the Put Shares being purchased by OmniVision, either with stock powers for each such certificate or certificates endorsed in blank, in each case accompanied by a medallion guarantee from a bank of recognized standing. OmniVision shall deliver to the Holder the entire Put Price of the Put Shares being purchased by check or wire transfer to the Holder's order at the Put Closing. Upon processing the Put Right, OmniVision will, or will cause its transfer agent to, promptly reissue a stock certificate to the Holder for the balance of shares (if any) represented by the stock certificate or certificates submitted by the Holder for which the Put Right was not exercised.

      4. LIMITATIONS ON ABILITY TO PURCHASE. If, pursuant to Put Applicable Laws, OmniVision may not purchase all or any portion of the Put Shares specified in a Put Notice (the "UNPURCHASED PUT SHARES"), then OmniVision shall (i) notify the Holder in writing of the Put Applicable Laws that preclude it from purchasing the Unpurchased Put Shares and (ii) purchase only that number of Put Shares which OmniVision then may purchase in compliance with all Put Applicable Laws. OmniVision shall inform the Holder in writing within ten (10) business days when OmniVision may lawfully purchase the remainder of the Unpurchased Put Shares, and

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OmniVision shall purchase the Unpurchased Put Shares within fifteen (15)
business days after the date of OmniVision's notice to the Holder, at the Put Price, subject to and in accordance with all Put Applicable Laws. Subject to the Put Applicable Laws, if OmniVision receives a Put Notice from other Holders in the interval between its receipt of the first Put Notice and the related Put Closing and is precluded from purchasing all Put Shares by Put Applicable Laws, then OmniVision shall apply its available funds to purchase the Put Shares subject to all Put Notices that it receives pro rata in proportion to the number of Put Shares subject to each such Put Notice.

      5. TERMINATION OF PUT AGREEMENT. This Put Agreement and all obligations hereunder shall terminate upon the earlier of (i) the sale (including through exercise of the Put Right) or transfer (except transfers by will or by the laws of intestacy) of all Put Shares by the Holders (and shall terminate with respect to any individual Holder upon the sale or transfer (except transfers by will or by the laws of intestacy) of all Put Shares by such Holder) and (ii) the Put Termination Date.

      6. OTHER PROVISIONS.

            (a) Legends; Stop Transfer Orders. The parties agree and acknowledge that OmniVision may instruct its stock transfer agent to place a stop transfer order on any transfers which purport to transfer the Put Right in violation of this Put Agreement and that OmniVision shall be entitled not to recognize or take any action with respect to transfers of the Put Right in violation of this Put Agreement. Each stock certificate representing Put Shares shall bear a legend, along with such other legends required pursuant to state and federal securities laws and as set forth in other agreements to which Holder is a party, as follows:

            "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE CARRY A PUT RIGHT WHICH IS PERSONAL TO THE HOLDER NAMED ON THE FACE HEREOF PURSUANT TO A PUT AGREEMENT AMONG OMNIVISION TECHNOLOGIES, INC., THE HOLDER NAMED ON THE FACE HEREOF AND THE OTHER PARTIES THERETO. ANY PLEDGE, TRANSFER, SALE, ASSIGNMENT OR OTHER ENCUMBRANCE ( OTHER THAN BY WILL OR BY THE LAWS OF INTESTACY AS SPECIFICALLY PERMITTED BY, AND SUBJECT TO THE TERMS SET FORTH IN, THE PUT AGREEMENT) SHALL VOID THE PUT AGREEMENT WITH RESPECT TO ALL OF THE SHARES REPRESENTED BY THIS CERTIFICATE. IN NO EVENT SHALL THE PUT RIGHT SET FORTH IN THE PUT AGREEMENT BE APPLICABLE TO ANY TRANSFEREE (OTHER THAN TRANSFEREES BY WILL AND THE LAWS OF INTESTACY AS SPECIFICALLY PERMITTED BY, AND SUBJECT TO THE TERMS SET FORTH IN, THE PUT AGREEMENT) OF THE SHARES REPRESENTED BY THIS CERTIFICATE. A COPY OF SUCH PUT AGREEMENT IS ON FILE AT THE OFFICE OF OmniVision TECHNOLOGIES, INC."

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            (b) Notices. All notices and other communications required or permitted under this Put Agreement shall be in writing and shall be either hand delivered in person; sent by certified or registered first-class mail, postage pre-paid (return receipt requested); or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered, three (3) days after mailing if sent by certified or registered first-class mail, and one (1) business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in writing.

      TO OMNIVISION:

            OmniVision Technologies, Inc.
            1341 Orleans Drive
            Sunnyvale, CA 94089
            Attention:  General Counsel
            Facsimile No.: (408) 542-3001
            Telephone No.: (408) 542-3000

      with a copy (which shall not constitute notice) to:

            O'Melveny & Myers LLP
            2765 Sand Hill Road
            Menlo Park, CA 94025-7019
            Attention:  Warren Lazarow, Esq.
            Facsimile No.: (650) 473-2601
            Telephone No.: (650) 473-2600

      TO THE HOLDERS:

            To the addresses set forth on the signature page hereto

      with a copy (which shall not constitute notice) to:

            Hogan & Hartson L.L.P.
            1470 Walnut Street, Suite 200
            Boulder, CO 80302
            Attention: William R. Roberts, Esq.
            Facsimile No.: (720) 406-5301
            Telephone No.: (720) 406-5300

            (c) Governing Law. The internal laws of the State of California, irrespective of its conflicts of law principles, shall govern the validity of this Put Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving securities laws shall be subject to the provisions of any applicable federal and state securities laws.

            (d) Assignment; Binding Upon Successors and Assigns. This Put Agreement shall bind the successor and assign of all or substantially all of the business and assets of OmniVision (which successor or assignee shall agree in writing to be bound by OmniVision's

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obligations hereunder). No Holder may assign any of his or her rights under this
Put Agreement, other than through will or the laws of intestacy as specifically permitted and subject to the terms set forth herein. This Put Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as specifically set forth in this provision, any purported assignment in violation of this provision shall be void.

            (e) Severability. If any provision of this Put Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Put Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Put Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

            (f) Counterparts. This Put Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Put Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

            (g) Amendments and Waivers. Any term or provision of this Put Agreement may be amended only by a writing signed by OmniVision and the holders of a majority of the then outstanding, unredeemed Put Shares, which such amendment shall be binding on all Holders. The observance of any term of this Put Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), either by (i) the party(ies) to be bound by such waiver or (ii) by OmniVision and the holders of a majority of the then outstanding, unredeemed Put Shares. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions in accordance with this Put Agreement and the terms of such waiver.

            (h) Expenses. Each party shall bear its respective legal, auditors', investment bankers' and financial advisors' fees and other expenses incurred with respect to this Put Agreement and the transactions contemplated hereby.

            (i) Rules of Construction. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Put Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

            (j) Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Put Agreement.

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            (k) Third Party Beneficiary Rights. No provision of this Put
Agreement is intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any person or entity unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Put Agreement.

            (l) Entire Agreement. This Put Agreement and the Merger Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

                            [Signature pages follow]

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      IN WITNESS WHEREOF, the parties hereto have entered into and signed this
Put Agreement as of the date and year first above written.

                                   OMNIVISION TECHNOLOGIES, INC.

                                   /s/ Shaw Hong
                                   ---------------------------------------------
                                   By: Shaw Hong
                                   Its: President and Chief Executive Officer

                       [SIGNATURE PAGE TO PUT AGREEMENT]

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                                   HOLDER

                                   By: _________________________________________

                                   Name: _______________________________________

                                   Title: ______________________________________
                                          (if applicable)

                                   Address: ____________________________________
                                            ____________________________________
                                            ____________________________________

                                   Facsimile: __________________________________
                                              (if available)

                       [SIGNATURE PAGE TO PUT AGREEMENT]

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                                    EXHIBIT A

OmniVision Technologies, Inc.
1341 Orleans Drive
Sunnyvale, CA 94089
Attention:  General Counsel

      Please be advised that the undersigned OmniVision stockholder irrevocably elects to exercise its Put Right as to [_________] shares of Common Stock of OmniVision.

      Enclosed herewith is Stock Certificate [_________], representing [__________] shares of OmniVision Common Stock, duly endorsed for transfer to OmniVision Technologies, Inc.

      Please send a check to me for the Put Price to the address set forth below.

      By signing below, I am making the representations and warranties required of me as set forth in Sections 2(i), (ii) and (iii) of the Put Agreement and I agree to perform each of my obligations under the Put Agreement.

                                   Sincerely yours,

                                   _____________________________________________

                                   Address: ____________________________________
                                            ____________________________________
                                            ____________________________________